EXHIBIT 10.20




August 4, 1997


Mr. Scott R. Whitney
3530 Candleberry Court
Bonita Springs, FL 34134

Dear Scott:

On behalf of Bedford Property Investors, Inc., I am pleased to confirm our agreement for employment.

The position you will hold is Senior Vice President and Chief
Financial Officer and you will report directly to me. In this position, you will be responsible for managing all financial functions including treasury, bank relations, accounting, human resources, management information systems, and investor relations. Some of the primary responsibilities we have talked about are:

   * Access to the capital markets to provide for the future growth of the company.
   *    Develop and maintain banking relationships.
   * Develop and maintain close relationship with the "Wall Street" analysts who cover the company.
   * Maintain financial reporting for senior management at the direction of the CEO and Board of Directors, as well as external reporting to regulatory agencies, banks, and shareholders.
   * Develop and maintain close working relations with both senior management, as well as support staff.
   * Implement appropriate corporate controls as directed by the Audit Committee of the Board of Directors.
   *    Assist in developing a strategic plan.
   *    Design a capital plan and implement same.

The effective date of your employment will be September 8, 1997. The terms of your employment are as follows:

   * Your commencing salary will be at the rate of $12,500 per month, payable in two installments. Any increase to this base salary will be based on the results of a review of your performance at intervals commencing September 8, 1998, December 31, 1998, and every December 31st thereafter. (The December 31, 1998, performance review will cover a period of less than one year and therefore any adjustments will be prorated.)

   * Your annual incentive bonus potential will be $200,000, with a guaranty of a first year bonus of $200,000. With the exception of the first year bonus, the annual incentive bonus will be payable in accordance with directives issued by the CEO and approved by the Board of Directors. Your first year bonus will be payable (1) $75,000 on September 8, 1997 and (2) $125,000 on September 8, 1998.
   * You will be eligible to participate in the standard Bedford Property Investors, Inc., benefits programs, once the specific program standards are met, including the company's 401 (k) program, and health, dental and other insurance benefits as may be offered by the company from time to time.
   * You will be entitled to a monthly automobile allowance of $550.00 per month.
   * You will be granted 7,500 restricted shares of Bedford Property Investors, Inc., common stock on September 8, 1997, and it is intended that you will be granted 7,500 restricted shares on each annual performance review (on each date thereafter subject to any changes in the company's Restricted Stock Agreement as adopted by the CEO and approved by the Board of Directors. The restricted share grants will be subject to the terms and conditions of a Restricted Stock Agreement between the company and you. Notwithstanding anything contained therein to the contrary, it is intended that 20% of the restricted shares granted to you shall vest and become non-forfeitable upon each anniversary of the grant. In this manner, you will be 100% vested in each grant of restricted shares upon the fifth anniversary of each grant date.
   * You will be granted 50,000 stock options on September 8, 1997, entitled you to acquire 50,000 shares of Bedford Property Investors, Inc., common stock in accordance with the terms of the Company's Stock Option Plan. In addition, it is intended that you will be guaranteed an additional 50,000 stock options on each annual performance review each year thereafter, subject to any changes to the Company's Stock Option Plan as adopted by the CEO and approved by the Board of Directors.
   * Bedford Property Investors, Inc., recognizes that you will incur expenses in connection with your relocation to the Lafayette area, and intends to make your relocation expense neutral to you. Accordingly, we will reimburse you for:

        1. The cost of packing and moving your personal belongings to the Lafayette area and storage charges for up to six
             (6) months, if necessary.
        2. Temporary living accommodations for up to six (6) months at a rate not to exceed $2,000 per month.
        3. Up to six (6) percent brokerage commission payable in connection with the sale of your home in Bonita Springs, Florida, if at a loss to Scott R. Whitney.
        4. Reasonable mortgage points and closing costs in connection with the purchase of a new home in the Lafayette area.
        5. Expenses incurred by you during the first six (6) months of your employment with us in connection with bi-monthly commutes (and house hunting trips) from your Florida home to Lafayette; and
        6. The cost of federal, state or local income taxes that results from the treatment of these expense reimbursements as taxable income
        7.   Items (1) through (6) shall not exceed $100,000.

   * You will be guaranteed employment until September 8, 1998. Further, if at any time during the first three (3) years of your employment, there occurs a Change in Control of the Company (as such term is defined in the Restricted Stock Agreement) or otherwise terminated without cause, then you will be guaranteed the following:

        1. The payment of one year's base salary and maximum annual bonus on the date of such Change in Control or termination, and
        2. The immediate grant and vesting of the difference between (a) 22,500 share of common stock pursuant to the Restricted Stock Program, and 150,000 stock options pursuant to the Stock Option Plan, and (b) the amount of restricted stock and stock options previously granted to you.

It is understood that this is not an employment contract but is employment at will, and either Bedford Property Investors, Inc., or you may terminate this employment at any time without further obligation except as above indicated. In the event Scott R. Whitney terminates his employment at will during the first twelve (12) months, the Company's obligation will be the moving expenses and the $75,000 bonus.

Please sign and date a copy of this letter in the space provided below and return it to me.

We look forward to your arrival.

Sincerely,



/s/ Peter B. Bedford
Peter B. Bedford
Chairman and
Chief Executive Officer


Accepted this 7th day of August, 1997.


/s/ Scott R. Whitney
Scott R. Whitney